Exhibit 99.1

Oplink Reports Second Quarter Fiscal 2010 Financial Results

Fremont, Calif., — January 28, 2010 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems, today reported its financial results for its fiscal 2010 second quarter, ended December 31, 2009.

Revenues for the quarter were $32.7 million, compared to $33.6 million reported for the first quarter of fiscal 2010. GAAP net income for the second quarter of fiscal 2010 increased to $3.1 million, or $0.14 per diluted share, compared to a GAAP net income of $1.8 million, or $0.09 per diluted share, reported for the first quarter of fiscal 2010.

Non-GAAP net income for the second quarter of fiscal 2010 increased to $5.7 million, or $0.26 per diluted share, compared to non-GAAP net income of $4.4 million, or $0.21 per diluted share, reported for the first quarter of fiscal 2010. Second quarter of fiscal 2010 non-GAAP results exclude $1.6 million in stock compensation and $945,000 in amortization of intangible assets. First quarter of fiscal 2010 non-GAAP results exclude $1.6 million in stock compensation and $946,000 in amortization of intangibles.

Oplink generated $8.5 million in cash from operations during the second quarter, and closed the period with cash, cash equivalents and investments of $188.8 million.

“We are pleased with our second quarter performance and execution, especially considering ongoing macroeconomic conditions,” commented Joe Liu, President and CEO of Oplink. “We reported solid gross margins while continuing to manage operating costs. In the coming quarter, we expect telecommunications spending to continue to be constrained and will experience some seasonality and the impact of a shorter manufacturing period, including the Chinese New Year. We remain committed to providing customers with the highest-quality design, integration and manufacturing of optical components and expect to achieve market share gains as carrier spending normalizes.”

Business Outlook for the Quarter Ending March 31, 2010

The Company expects to report revenues in the range of $30 million and $34 million and GAAP net income per diluted share in the range of $0.05 to $0.11. On a non-GAAP basis, excluding stock compensation, amortization of intangible assets and other non-cash or non-recurring charges, Oplink expects earnings per diluted share for the period to be in the range of $0.16 to $0.22.

Conference Call Information

The Company will host a conference call and live webcast at 2:00 p.m. Pacific Time today, January 28, 2010. To access the conference call, dial 877-941-8416 or 480-629-9808 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Time on January 28, 2010 until 11:59 p.m. Pacific Time on February 4, 2010, by dialing 800-406-7325 or 303-590-3030 (outside the U.S. and Canada) and entering pass code 4199755#.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems. Oplink offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its offices in Fremont and Calabasas, California and has research facilities in Zhuhai and Wuhan, China and Hsinchu Science-Based Industrial Park in Taiwan. Oplink’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the third quarter of fiscal year 2010 and the expected normalization of carrier spending, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the potential for a sustained continuation and/or worsening of the current downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Investor Relations:

Erica Abrams
415-217-5864
erica@blueshirtgroup.com

Matthew Hunt
415-489-2194
matt@blueshirtgroup.com

###

(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2009	2009
	(unaudited)	(1)

ASSETS
Current assets:
Cash and cash equivalents	$57,815	$49,702
Short-term investments	120,992	115,774
Accounts receivable, net	25,374	29,023
Inventories	10,308	10,031
Prepaid expenses and other current assets	3,982	2,648

Total current assets	218,471	207,178

Long-term investments	10,000	3,180
Property, plant and equipment, net	28,060	30,318
Intangible assets, net	6,957	8,848
Other assets	418	423

Total assets	$263,906	$249,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,623	$7,580
Accrued liabilities and other current liabilities	10,568	10,688
Accrued transitional costs for contract manufacturing	160	160

Total current liabilities	20,351	18,428

Non-current liabilities	3,903	3,492

Total liabilities	24,254	21,920

Stockholders’ equity	239,652	228,027

Total liabilities and stockholders’ equity	$263,906	$249,947

(1) The June 30, 2009 condensed consolidated balance sheet has been derived from audited consolidated financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31	September 30	December 31	December 31	December 31
	2009	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$32,743	$33,565	$37,611	$66,308	$80,563

Cost of revenues:
Cost of revenues	21,643	23,634	28,939	45,277	65,584
Stock compensation expense	88	99	126	187	244

Total cost of revenues	21,731	23,733	29,065	45,464	65,828

Gross profit	11,012	9,832	8,546	20,844	14,735

Operating expenses:
Research and development	2,268	2,225	2,785	4,493	6,067
Sales and marketing	1,923	2,086	1,945	4,009	4,202
General and administrative	1,810	1,721	2,702	3,531	5,368
Stock compensation expense	1,520	1,547	1,242	3,067	2,691
Impairment charge and other costs	—	—	10,829	—	10,829
Amortization of intangible and other assets	403	404	412	807	824

Total operating expenses	7,924	7,983	19,915	15,907	29,981

Income (loss) from operations	3,088	1,849	(11,369)	4,937	(15,246)
Interest and other income, net	193	274	1,300	467	2,340
Gain (loss) on sale/disposal of assets	214	124	(492)	338	(611)

Income (loss) before provision for income taxes	3,495	2,247	(10,561)	5,742	(13,517)
Provision for income taxes	(358)	(438)	15	(796)	(441)

Net income (loss)	$3,137	$1,809	$(10,546)	$4,946	$(13,958)

Net income (loss) per share:
Basic	$0.15	$0.09	$(0.51)	$0.24	$(0.67)

Diluted	$0.14	$0.09	$(0.51)	$0.23	$(0.67)

Shares used in per share calculation:
Basic	20,797	20,566	20,686	20,686	20,721

Diluted	21,694	21,173	20,686	21,452	20,721

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31	September 30	December 31	December 31	December 31
	2009	2009	2008	2009	2008
Reconciliation of GAAP net income (loss) to non-GAAP net income:
Net income (loss), GAAP	$3,137	$1,809	$(10,546)	$4,946	$(13,958)

Adjustments to measure non-GAAP:
Related to cost of revenues:
Provision for excess and obsolete inventory	—	—	—	—	4,065
Stock compensation expense	88	99	126	187	244
Amortization of intangible and other assets	542	542	542	1,084	1,084

Total related to cost of revenues	630	641	668	1,271	5,393

Related to operating expenses:
Stock compensation expense	1,520	1,547	1,242	3,067	2,691
Impairment charge and other costs	—	—	10,829	—	10,829
Amortization of intangible and other assets	403	404	412	807	824

Total related to operating expenses	1,923	1,951	12,483	3,874	14,344

Total related to net income (loss)	2,553	2,592	13,151	5,145	19,737

Non-GAAP net income	$5,690	$4,401	$2,605	$10,091	$5,779

Net income per share, non-GAAP:
Basic	$0.27	$0.21	$0.13	$0.49	$0.28

Diluted	$0.26	$0.21	$0.12	$0.47	$0.27

Shares used in per share calculation:
Basic	20,797	20,566	20,686	20,686	20,721

Diluted	21,694	21,173	21,016	21,452	21,150

Reconciliation of GAAP gross profit to non-GAAP gross profit:
GAAP gross profit	$11,012	$9,832	$8,546	$20,844	$14,735
Provision for excess and obsolete inventory included in cost of revenues	—	—	—	—	4,065
Stock compensation expense included in cost of revenues	88	99	126	187	244
Amortization of intangible and other assets included in cost of revenues	542	542	542	1,084	1,084

Non-GAAP gross profit	$11,642	$10,473	$9,214	$22,115	$20,128

GAAP gross margin rate	33.6%	29.3%	22.7%	31.4%	18.3%
Non-GAAP gross margin rate	35.6%	31.2%	24.5%	33.4%	25.0%

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	December 31	December 31
	2009	2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$4,946	$(13,958)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,341	3,817
Inventory adjustments	—	4,065
Impairment charge and other costs	—	10,829
Amortization of intangible and other assets	1,891	1,908
Stock compensation expense	3,254	2,935
(Gain) loss on sale/disposal of assets	(338)	611
Other	113	(792)
Change in assets and liabilities	4,403	(1,676)

Net cash provided by operating activities	17,610	7,739

Cash flows from investing activities:
Net (purchases) sales of investments	(12,072)	7,774
Net (purchases) sales of property and equipment	(851)	(1,359)

Net cash (used in) provided by investing activities	(12,923)	6,415

Cash flows from financing activities:
Proceeds from issuance of common stock	3,406	846
Repurchase of common stock	—	(2,293)

Net cash provided by (used in) financing activities	3,406	(1,447)

Effect of exchange rate changes on cash and cash equivalents	20	(410)

Net increase in cash and cash equivalents	8,113	12,297

Cash and cash equivalents, beginning of period	49,702	72,001

Cash and cash equivalents, end of period	$57,815	$84,298